Exhibit 99

News Release

First Midwest Bancorp, Inc.

300 Park Blvd., Suite 405

PO Box 459

Itasca, Illinois 60143-9768

(630) 875-7450

FOR IMMEDIATE RELEASE

CONTACT: James M. Roolf

630/875-7452

TRADED: Nasdaq

SYMBOL: FMBI

FIRST MIDWEST BANCORP SPLITS STOCK 3 FOR 2;

INCREASES CASH DIVIDEND 12.5%;

AUTHORIZES REPURCHASE OF 1.5 MILLION SHARES

ITASCA, IL., NOVEMBER 19, 1999 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that its Board of Directors has declared a 3-for-2 common stock split and increased the quarterly cash dividend by 12.5%.

As a result of the split, shareholders of record as of December 3, 1999 will receive one additional share of First Midwest Common Stock for every two shares then owned. Any fractional shares resulting from the split will be paid in cash based on the average of the daily closing prices of the Company's common stock for the five trading days immediately preceding the record date. The new shares and any cash in lieu of fractional shares will be issued on December 20, 1999.

After giving effect to the split, a new quarterly cash dividend of $0.18 per share will be paid on January 25, 2000 to shareholders of record on December 31, 1999. The increased quarterly dividend indicates a new annual rate of $0.72 per share. Further, the increased quarterly dividend represents the eighth cash dividend increase in the last seven years, with the increases averaging more than 12%.

Commenting on the Board's action, Robert P. O'Meara, Chairman and CEO of First Midwest Bancorp, said, "This is our fourth stock split in the last twelve years with one share of First Midwest common stock owned in 1987 equating to approximately 5.6 shares today. The increase in shares outstanding resulting from the split should generate wider distribution and improve both the attractiveness and liquidity of our stock. At the same time, the increase in the cash dividend is reflective of the growth in earnings we have enjoyed and our positive view of future prospects."

The Company also announced that its Board has approved a new stock repurchase program authorizing the repurchase of up to 1.5 million (split adjusted) shares or approximately 3.7% of its outstanding common stock. Currently there are approximately 660,000 (split adjusted) shares remaining under the Company's February 1999 authorization. The combination of the remaining shares and newly authorized shares represent approximately 2,160,000 (split adjusted) shares or 5.2% of total outstanding shares. Commenting on the new authorization, O'Meara said, "Sound capital management is one of our strengths and the repurchase authorizations give us the flexibility to maintain our strong capital position while further rewarding shareholders."

Under the program, which is effective immediately, the Company will purchase shares from time to time in the open market, through block purchases, in privately negotiated transactions or through other appropriate means.

With assets of a $5.5 billion, First Midwest is the largest independent and fifth overall largest banking company in the highly attractive suburban Chicago banking market.

This press release contains forward looking statements regarding First Midwest's financial outlook that are subject to risks and uncertainties which could cause actual results to differ materially. These risks and uncertainties include the Company's ability to execute its business plans, general economic conditions and other risks described from time to time in reports filed with the Securities and Exchange Commission.

For fax copies of this and other news releases, please call our fax-on-demand service, Company News On-Call, at 800-758-5804 extension 122621. The Company may also be contacted directly through its website at www.firstmidwest.com.